Exhibit 99.2

May 16, 2008

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated,

as Representative of the several
Underwriters to be named in Schedule A
to the Purchase Agreement

4 World Financial Center
New York, New York  10080

Re:          Proposed Public Offering of Common Stock by Allos Therapeutics, Inc.

Dear Sirs:

The undersigned, a stockholder and/or an officer and/or director of Allos Therapeutics, Inc., a Delaware corporation (the “Company”), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company providing for the public offering (the “Public Offering”) of shares (the “Securities”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and/or an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 90 days from the date of the Purchase Agreement (such period, including any extension thereof as described below, the “Lock-Up Period”), the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distribute, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)       as a bona fide gift or gifts;

(ii)      as a distribution to general or limited partners, stockholders or members of the undersigned;

(iii)     if the undersigned is a corporation, to an affiliate or affiliates of the corporation; or

(iv)     to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, notwithstanding the lock-up restrictions described in the first paragraph of this lock-up agreement, the undersigned shall be permitted, to adopt a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (a “Plan”), prior to the expiration of the 90-day restricted period (as the same may be extended pursuant to the terms hereof); provided, however, that the undersigned shall be permitted to adopt a Plan only on or after the fourth trading day after the date of the Purchase Agreement and provided further, that in no event shall any sales of Common Stock be made under such Plan prior to the expiration of the 90-day restricted period (as the same maybe extended pursuant to the terms hereof).  In addition, the undersigned agrees that, without the prior written consent of Merrill Lynch, it will not, during the period ending 90 days after the date of the Purchase Agreement, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

Additionally, the restriction in the second sentence of the first paragraph of this lock-up agreement shall not apply to the exercise of stock options held by the undersigned as of the date hereof (provided that the shares of common stock received upon exercise shall continue to be deemed Lock-Up Securities for all purposes under this Agreement).

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

Notwithstanding the foregoing, if:

(1)           during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)           prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merrill Lynch waives, in writing, such extension.

The undersigned hereby acknowledges and agrees that written notice of any extension of the Lock-Up Period pursuant to the previous paragraph will be delivered by Merrill Lynch to the Company (in accordance with Section 12 of the Purchase Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.  The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

If (i) the Purchase Agreement terminates or is terminated prior to the payment for and delivery of the shares for sale thereunder, (ii) the Company notifies the undersigned in writing that it does not intend to proceed with the Public Offering or (iii) the Purchase Agreement is not executed within thirty (30) days from the date of this lock-up agreement, this lock-up agreement shall terminate immediately upon such date and be of no further force and effect.

[Signature Page Follows]

Very truly yours,

Warburg Pincus Private Equity VIII, L.P.
by Warburg Pincus Partners LLC
its General Partner
by Warburg Pincus & Co.
its Managing Member

Signature:	/s/ Stewart Hen
Print Name:	Stewart Hen
Title:	Partner